Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Finalizes Contract with Government of Puerto Rico to Participate in Revised Medicaid Health Plan

SAN JUAN, Puerto Rico, September 25, 2018 – Triple-S Management Corporation (NYSE: GTS), a leading managed care company in Puerto Rico, today announced that its managed care subsidiary, Triple-S Salud, Inc. (“Triple-S” or the “Company”), has entered into a contract with the Puerto Rico Health Insurance Administration (“ASES” by its Spanish acronym) to participate in the Government of Puerto Rico’s Revised Medicaid Health Plan, which is set to go into effect November 1, 2018.  Triple-S will be one of the five managed care organizations (“MCOs”) serving the Island’s Medicaid Health population.

"We are very pleased to officially be participating in the Revised Medicaid Health Plan and to continue providing Medicaid services to Medicaid members island-wide,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer of Triple-S Management Corporation.  “We are excited to implement our innovative model focused on ensuring preventive care and improving the health outcomes of the chronically ill.”

Under the revised Medicaid program, MCOs have been initially assigned a preliminary number of members, but with participants allowed to select their insurance carriers, MCO’s will also be able to compete for membership across Puerto Rico, while bearing full risk.  According to ASES, in assigning members across the five MCOs, it has initially distributed the total membership of the program equivalently among the five MCOs and then adjusted the numbers by taking into consideration a combination of other factors.  Approximately 280,000 members have been preliminarily assigned to Triple-S.

Under the prior model, MCOs were awarded one or more of eight regions through a bid process and managed all beneficiaries in the awarded regions on an exclusive basis while bearing full risk for medical, dental and pharmacy benefits.

The Revised Medicaid Health Plan is expected to be for a three-year term through September 30, 2021, with an additional one-year term at ASES’ option.  Premium rates will be negotiated for each contract year.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With almost 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Triple-S Management Corporation

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	A downgrade in the Government of Puerto Rico’s debt
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.